UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2008

Hudson's Grill International, Inc.
(Exact name of registrant as specified in its charter)

Texas	333-94797	75-2738727
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main Street P.O. Box 393 Washington, VA 22747
(Address of Principal Executive Office) (Zip Code)

540-675-3149

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 5, 2008 Hudson’s Grill International, Inc. (the “Company”) entered into a material definitive agreement (the “Agreement”) with Belmont Partners, LLC.  Through this agreement Belmont acquired five million three hundred thousand seven hundred seventy (5,300,770) shares for one hundred thirty three thousand five hundred U.S. dollars ($133,500.00).

The Company executed an Asset Purchase Agreement (the “AP Agreement”) with Concept Franchising, LLC on September 8, 2008.  In return for the assumption of all of the Company’s outstanding liabilities, the Company transferred substantially all of its assets to Concept Franchising, LLC.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The shares as referenced in Section 1.01 above have been or will be properly delivered to Belmont Partners, LLC according to the terms in the Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

David L. Osborn, Robert Fischer, Anthony B. Duncan and Barbara Amstutz resigned as members of the Company Board of Directors, President, Treasurer and Secretary between August 8, 2008 and August 11, 2008. Their resignations were not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Joseph Meuse was appointed President, Treasurer and Secretary as well as to the Company’s Board of Directors effective as of August 8, 2008.

Mr. Joseph Meuse, Director & President.

Joseph Meuse, age 38, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and previously a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board member of the following corporations: Grand Niagara Mining and Development Company, Retail Holdings, Inc., NuOasis Laughlin, Inc., Big Red Gold, Inc., PacWest Transfer, LLC, Global Filings, Network Capital, Inc. and Heroes, Inc. Mr. Meuse attended the College of William and Mary.

(a)	Financial statements of business acquired:
None
(b)	Pro Forma Financial Information:
None
(c)	Exhibits:
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Hudson’s Grill International, Inc.

Date: September 23, 2008	By:	/s/ Joseph Meuse
Joseph Meuse
President and Director